Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: The SPDR ® S&P ® Regional Banking ETF (ticker: “KRE”) Pricing date: September 11 , 2020 Valuation dates: Quarterly Maturity date: September 15, 2022 Contingent coupon: At least 10.95% per annum*, paid quarterly only if the closing value of the underlying is greater than or equal to the coupon barrier on the related valuation date. You are not assured of receiving any contingent coupon. Coupon barrier: 65% of the initial underlying value Final barrier: 65% of the initial underlying value Equity ratio: The stated principal amount divided by the initial underlying value R edemption: We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash equal to $1,000 plus the related contingent coupon payment, if any. Potential redemption dates: Quarterly CUSIP / ISIN: 17324X2K5 / US17324X2K51 Initial underlying value: The closing value on the pricing date Final underlying value: The closing value on the final valuation date Underlying return: (Final underlying value - initial underlying value) / initial underlying value Payment at maturity (if not called): • If the final underlying value is greater than or equal to the final barrier : $1,000 • If the final underlying value is less than the final barrier: a fixed number of underlying shares of the underlying equal to the equity ratio (or, if we elect, the cash value of those shares based on the final underlying value) If the securities are not redeemed prior to maturity and the final underlying value is less than the final barrier value, you will receive underlying shares (or, in our sole discretion, cash) that will be worth significantly less than the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated September 9, 2020 * The actual contingent coupon rate will be determined on the pricing date. ** The hypotheticals assume that contingent coupon will be set at the lowest value indicated in this offering summary. *** A ssumes the securities have not been previously redeemed on any interim valuation date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 2 Year Callable Contingent Coupon Securities Linked to KRE Hypothetical Interim Payment per Security** Hypothetical Underlying Return on Final Valuation Date Hypothetical Payment at Maturity or Cash Value of Underlying Shares Received at Maturity 100.00% $1,000.00 75.00% $1,000.00 50.00% $1,000.00 25.00% $1,000.00 0.00% $1,000.00 - 35.00% $1,000.00 - 35.10% $649.00 - 50.00% $500.00 - 100.00% $0.00 Assumes the securities have not been redeemed prior to maturity and does not include the final contingent coupon payment, if any Hypothetical Underlying Return on Interim Valuation Date Hypothetical Payment for Interim Valuation Date*** 100.00% $27.375 75.00% $27.375 50.00% $27.375 25.00% $27.375 0.00% $27.375 - 10.00% $27.375 - 35.00% $27.375 - 35.10% $0.00 - 50.00% $0.00 - 100.00% $0.00 Hypothetical Payment at Maturity per Security

Selected Risk Considerations • You may lose a significant portion or all of your investment. If we do not redeem the securities prior to maturity, your payment at maturity will depend on the final underlying value on the final valuation date. If the final underlying value on the final valuation date is less than the final barrier, you will lose 1% of the stated principal amount of the securities for every 1% by which the underlying has declined from the initial underlying value. • You will not receive any contingent coupon following any valuation date on which the closing value of the underlying on that valuation date is less than the coupon barrier. • We may redeem the securities at our option, which will limit your ability to receive contingent coupon payments. • The securities offer downside exposure, but no upside exposure, to the underlying. • The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The SPDR ® S&P ® Regional Banking ETF is subject to concentrated risks associated with the banking industry. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.